Calculation of Filing Fee Tables
S-3
Piedmont Lithium Inc.
Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is 50,000,000. The prospectus is a final prospectus for the related offering.
The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering amount of the offering is $50,000,000.